SEALSQ Announces FY 2023 Preliminary Unaudited Revenue of $30 Million, Marking a 29% Increase Over FY 2022

Growth Driven by High Demand for Advanced Secure Semiconductors

and Matter Certification Services

Tortola, British Virgin Islands – January 10, 2024: SEALSQ Corp ("SEALSQ" or "Company") (NASDAQ: LAES), a leader in the development and sales of semiconductors, PKI, and post-quantum technology hardware and software products, today proudly announced the achievement of a significant milestone with a revenue of $30 million, marking a 29% increase from FY 2022 and surpassing our Q3 outlook of growth in excess of 20%.

Carlos Moreira, CEO of SEALSQ, expressed enthusiasm about the company's performance: "This year's revenue growth is a testament to the strong market demand for our Secure Elements and Matter-related products. Our innovative approaches in integrating semiconductors with cutting-edge technologies like IoT security, identity protection and cloud services have significantly contributed to this success. We aim to continue this innovation through the use of the latest emerging technologies such as post-quantum computing and AI in the coming years. Our increasing market share reflects the trust our customers place in our products and services."

Looking ahead, Mr. Moreira noted, "2024 is poised to be a transitional year for SEALSQ. While we anticipate a temporary slowdown in revenue growth due to the market's shift towards emerging semiconductor technologies, we expect to begin generating revenue from new and developing sources including new cyber trust mark standards and further growth in Matter certification. Furthermore, the WISeSat picosatellite constellation focused on enhancing satellite-IoT device connections, particularly in low-connectivity areas, will open additional new revenue streams by leveraging our semiconductor expertise. Finally, our investments in post-quantum resistant technology research and development are projected to yield strong returns from 2025 onwards."

Discussing SEALSQ's innovative project, SEALCOIN, Mr. Moreira added, "As previously announced, SEALCOIN is set to introduce a transformative new technology to the Machine-to-Machine (M2M) economy, enabling billions of IoT devices to conduct seamless data and currency exchanges. This novel protocol will not only facilitate IoT interactions across various companies but also expand beyond traditional currency exchange to a comprehensive network of IoT-enabled transactions and services."

SEALSQ's strategic pillars for sustained growth include:

1.	Investing in Next-Generation Semiconductor Technology: Investment in the development of the Quasar Post-Quantum semiconductors, along with the integration of Matter PAA, positions SEALSQ at the forefront of the market. The company's recent CSA accreditation to issue Matter device and node attestation certificates highlights its status as a leading provider in this space.

2.	Expanding Presence in the U.S. Market: SEALSQ has strategically increased its footprint in the U.S. through a dual strategy: expanding the sales team for better local presence and securing four major sales distribution agreements to boost market share.

3.	Enhancing Production and Supply Chain Efficiency: SEALSQ has significantly expanded its production capacity and streamlined its supply chain to meet the growing demand, particularly from long-standing customers in the IT network infrastructure sector.

4.	Securing New Business Opportunities: The MS600X secure platform has enabled SEALSQ to capture significant new business ventures, especially in remote logical access control, thus reinforcing its market dominance.

5.	Developing Trust Services: The evolving Trust Services division, focusing on semiconductor provisioning and managed PKI, is becoming a stable source of recurring revenue, indicative of a promising growth trajectory.

Mr. Moreira concluded, "Our unwavering focus is on driving innovation, securing and nurturing valuable business opportunities, and delivering exceptional products and services to our clients. We are committed to strengthening our market position and ensuring sustainable growth."

About SEALSQ:

SEALSQ focuses on selling integrated solutions based on Semiconductors, PKI and Provisioning services, while developing Post-Quantum technology hardware and software products. Our solutions can be used in a variety of applications, from Multi-Factor Authentication tokens, Smart Energy, Smart Home Appliances, and IT Network Infrastructure, to Automotive, Industrial Automation and Control Systems.

Post-Quantum Cryptography (PQC) refers to cryptographic methods that are secure against an attack by a quantum computer. As quantum computers become more powerful, they may be able to break many of the cryptographic methods that are currently used to protect sensitive information, such as RSA and Elliptic Curve Cryptography (ECC). PQC aims to develop new cryptographic methods that are secure against quantum attacks.

For more information please visit www.sealsq.com.

Forward-Looking Statements

This communication expressly or implicitly contains certain forward-looking statements concerning SEALSQ Corp and its businesses. Forward-looking statements include statements regarding our business strategy, financial performance, results of operations, market data, events or developments that we expect or anticipates will occur in the future, as well as any other statements which are not historical facts. Although we believe that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. Actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include SEALSQ's ability to implement its growth strategies; SEALSQ’s ability to generate revenue from emerging new semiconductors; SEALSQ’s ability to generate revenue from Matter certification and the new cyber trust mark standards; the successful introduction of the WISeSat picosatellite constellation; the success of SEALCOIN; the development of the Trust Services division; SEALSQ's ability to continue beneficial transactions with material parties, including a limited number of significant customers; market demand and semiconductor industry conditions; and the risks discussed in SEALSQ's filings with the SEC. Risks and uncertainties are further described in reports filed by SEALSQ with the SEC.

SEALSQ Corp is providing this communication as of this date and does not undertake to update any forward-looking statements contained herein as a result of new information, future events or otherwise.

SEALSQ Corp. Carlos Moreira Chairman & CEO Tel: +41 22 594 3000 info@sealsq.com	SEALSQ Investor Relations (US) The Equity Group Inc. Lena Cati Tel: +1 212 836-9611 / lcati@equityny.com Katie Murphy Tel: +212 836-9612 / kmurphy@equityny.com